GLOBAL SECURE CORP.
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made and entered into as of the 21st day of October, 2005, by and between Craig R. Bandes, having a principal residence address in the Commonwealth of Virginia at 901 South Saint Asaph Street, Alexandria, VA 22314 (“Executive”) and Global Secure Corp., a Delaware corporation (the “Company”).
RECITALS
The Company desires to employ Executive and Executive desires to be employed by the Company.
The parties wish to set forth the terms and conditions of Executive’s employment in a written employment agreement.
NOW THEREFORE, in consideration for the mutual promises contained herein, the sufficiency of which the parties acknowledge with intent to be legally bound, it is agreed as follows:
I.     TERM
The Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement for the period commencing on the effective date of the Initial Public Offering (“IPO”) (the “Effective Date”) and terminating on the third anniversary of the Effective Date (the “Original Term”), unless earlier terminated as provided in Section 5. The Original Term shall be extended automatically for additional one (1) year periods (each a “Renewal Term”), unless notice that this Agreement will not be extended is given by either party to the other six (6) months prior to the expiration of the Original Term or any Renewal Term (the period of Executive’s employment hereunder within the Original Term and any Renewal Terms is referred to as the “Employment Period”). The provisions of Sections 6, 7, 8, 9 and 10 shall survive any termination of this Agreement.
II.     DUTIES
           a.     General Duties. Subject to the terms and conditions of this Agreement, Executive shall serve as the President and Chief Executive Officer of the Company with responsibility for the operations of the Company’s business and shall perform duties incident to the position. The Executive also agrees to perform such other mutually acceptable duties and responsibilities as may be assigned to him from time to time by the Board of Directors of the Company (the “Board of Directors”).
           b.     Specific Duties. Executive agrees to: (i) devote his entire professional time, attention, skill and energies to the business of the Company; (ii) faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to him; (iii) comply with all policies and procedures from time to time adopted by the Company; (iv) use his best efforts to promote the interest, reputation, business and welfare of the Company; and (v) follow all reasonable and lawful directions given to him by the Board of Directors of the Company.

Notwithstanding the foregoing provisions, nothing herein shall preclude Executive, provided same does not interfere with the Executive’s duties under this Agreement, from (i) participating with the prior written consent of the Board of Directors as an officer or director of, or advisor to, any other entity or organization which is engaged in religious, charitable or other community or non-profit activities, (ii) investing in up to one percent (1%) of any class of securities of any publicly held entity or organization; or (iii) delivering lectures or fulfilling speaking engagements.
           c.     Corporate Opportunities. Executive agrees that he will not take personal advantage of any business opportunities that may arise during the Employment Period that may be of benefit to the Company. Executive shall promptly report all material facts regarding such opportunities to the Board for its consideration.
           d.     Board of Directors. The Executive will be appointed to serve as a member of the Board of Directors and shall retain a seat on the Board until such time as he is terminated pursuant to this Agreement or until a Change of Control, as defined in Paragraph III (f) below.
III.      REMUNERATION
           a.     Salary. For the services to be rendered by Executive during the Employment Period, Executive shall be paid a base annual salary of not less than $295,000 (the “Base Salary”). Base Salary payments shall be made on a semi-monthly basis (or in any other manner consistent with the Company’s normal and customary payroll practices), subject to legally required deductions and withholdings. Executive’s Base Salary shall be reviewed no less frequently than annually by the Company and shall be increased at the discretion of the compensation committee based on the Company’s performance in the prior year, subject to an annual minimum increase of five percent (5%). In no event shall Executive’s Base Salary be decreased without his consent.
           b.     Expenses. Upon submission of appropriate documentation or receipts, Executive shall be entitled to reimbursement for any reasonable and necessary business expenses he incurs, in accordance with, and subject to, the Company’s policies and procedures regarding expense reimbursement.
           c.     Bonus.
          (1)     Executive will be eligible to receive an annual bonus (“Bonus”) of between not less than 20% nor more than 100% of the Base Salary. During the initial contract year, the bonus shall be based upon the Company’s performance measured against the fiscal year plan approved by the Board of Directors. Bonuses paid to Executive after the initial contract year will be determined by the compensation committee.

           (2)      Any bonus due to Executive under Paragraph (1) above shall be paid to Executive as follows: 50% of said bonus shall be paid in cash, and 50% shall be paid in registered, unrestricted stock.
           (3)      Earned Bonus for applicable years of the Employment Period shall be paid to Executive no later than at the conclusion of the first calendar quarter following each fiscal year end for the applicable year or portion thereof. In the event that Executive terminates his employment, for any reason, prior to the conclusion of the fiscal year for which the bonus is payable, Executive shall be paid a pro-rata bonus based upon the number of months that he was employed in the fiscal year.
           (4)      Executive shall also be entitled to participate in any other bonus programs that the Company establishes and makes available to its senior executives, if any, from time to time.
(5) Upon a Change in Control (as defined in Paragraph “f .” below), Company shall pay Executive an amount equal to two years total Remuneration, defined as two years of base salary, plus two years of Bonus, such bonus to be determined by the Compensation Committee.
           d.      Stock Options. At each anniversary of this contract the Executive will be granted options to purchase shares of common stock, par value $.0001 per share, of the Company at an exercise price equal to the bid prices as quoted on NASDAQ or other recognized stock exchange at the date of grant (the “Stock Options”). The Stock Options will vest as follows: 20% immediately upon the date of grant and the remaining 80% annually over the next five years, provided that the Executive is employed by the Company on the relevant vesting date. The number of Stock Options will be determined by the Compensation Committee and the Stock Options shall be granted under and subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan (the “Plan”) and, except as provided in this Agreement, the Company’s standard stock option agreement for senior executives under which options are granted. Subject to the provisions set forth in this Agreement, any Stock Options that are not vested at the time of termination of the Executive’s employment with the Company shall immediately terminate and any vested options shall be exercisable or forfeitable in accordance with the Plan and the stock option agreement. Executive may receive such other awards of stock options or equity rights as may be granted by the Board of Directors from time to time.
           e.      Upon a Change in Control (as defined in Paragraph “f .” below), all unvested Stock Options shall become immediately vested and exercisable and, notwithstanding anything in the Plan or the option agreement to the contrary, the Stock Options shall not be terminated without the consent of the Executive pursuant to Section 7(d)(iv) of the Plan.
           f.      For purposes of this Agreement, a “Change of Control” means: (i) the acquisition (other than from the Company) in one or more transactions by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include a public offering of capital stock of the Company; and provided, further, that for purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code section 409A. For purposes of this section, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the Common Stock in a registered public offering.
IV.      FRINGE BENEFITS
           a.      Executive shall be entitled to take four (4) weeks of paid personal time off (including vacation, personal time and sick days) during each calendar year of the Employment Period. One week of such personal time off may be carried over and taken in the following year. Executive will also be eligible to participate in the Company’s sponsored benefit plans (including medical, dental and other insurance), subject to applicable vesting periods and eligibility requirements. The Company will pay 100% of the cost of coverage under the Company’s health coverage plan for Executive’s entire family. The Company shall pay the cost of parking for the Executive at the Company’s office in Washington, DC.
           b.      Disability Insurance. Upon the Executive’s request the Company shall purchase for Executive a disability insurance policy or combination of policies which will provide Executive, during the first year of the Employment Period, with seventy percent (70%) of Executive’s Base Salary, and, for each successive year thereafter, seventy percent (70%) of the total compensation paid during the previous year to Executive pursuant to Section 3(a) and (c)

hereunder, in the event Executive suffers a disability which renders him unable to perform as Chief Executive Officer of the Company for a period of more than three (3) months.
           c.      Life Insurance. Upon the Executive’s request the Company shall purchase for Executive a Three Million Dollar term life insurance policy. Executive shall have the sole and exclusive right to designate the beneficiary(ies) under such policy.
           d.      Indemnity. As soon as practicable after the Effective Date, the Company shall execute and deliver to the Executive the Company’s standard Indemnification Agreement for executive officers and directors of the Company.
V.      TERMINATION
           a.      Termination by the Company.
                i.      General. The Company may terminate Executive’s employment with the Company, with or without Cause (as defined by Section 5(a)(iii) below), at any time during the Employment Period by giving written notice to Executive. The termination shall become effective on the date specified in the notice. If the termination is without Cause, the termination date shall not be less than thirty (30) days following the date of the notice of termination itself; provided, however, that the termination of Executive may become effective immediately upon the payment by the Company of any and all compensation that may be due and payable to Executive for the thirty-day period following the effective date of Executive’s termination.
                ii.      Payment Due on Termination by the Company. If Executive is terminated for Cause, the Company shall pay Executive any and all compensation and benefits set forth in Paragraph 3(a) and (c) and Paragraph 4 accrued and/or earned but unpaid as of the date of termination and, upon submission of approved expense reports, all properly incurred business expenses not yet reimbursed by the Company, but Executive shall not be entitled to any other additional compensation or benefits. If Executive is terminated without Cause, the Company shall pay him: (1) the compensation and benefits set forth in Paragraphs 3(a) and (c) and Paragraph 4 accrued and/or earned but unpaid as of the date of termination; plus (2) an amount equal to not less than eighteen (18) months Base Salary as of the date of the termination plus COBRA continuation coverage costs for the eighteen (18) month period following the date of termination, less legally required withholdings and deductions, payable, at the Executive’s election, in a lump sum within fifteen (15) business days after the date of termination or in installments for a eighteen (18) month period on the Company’s regular payroll schedule; plus (3) any and all remaining Stock Options that have not vested shall be accelerated and shall vest immediately as of the date of termination. The payment of the foregoing shall be contingent upon Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates, in the standard form used by the Company for its senior executives.
                iii.      Cause Defined. For purposes of this Agreement, “Cause” shall mean that the Board has determined in its sole discretion that Executive has: (1) committed a material breach of any covenant or condition under this Agreement; provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has actual notice of such; (2) engaged in any act constituting dishonesty, fraud, immoral or disreputable conduct which is harmful to the Company or its reputation;

provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has actual notice of such act; (3) been convicted of, or having entered a plea bargain or settlement admitting guilt for, any felony or any misdemeanor involving moral turpitude, provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has actual notice of such felony or misdemeanor; (4) willfully engaged in any act of misconduct which is materially and demonstrably injurious to the Company; provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has actual notice of such conduct; (5) willfully refused to attempt in good faith to implement a clear and reasonable directive (not in contravention of any federal, state or local law or regulation) of the Board provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has actual notice of the conduct of the Executive; (6) engaged in gross negligence or willful misconduct in the performance of Executive’s duties; provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has actual notice of such mismanagement; or (7) been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied, provided that the Company specifically terminates Executive’s employment for Cause hereunder within 120 days from the date the Company has actual notice of such order.
                iv.      In any case, if the Company desires to terminate Executive’s employment for Cause in accordance with Sections 5(a)(iii)(a) or (f), it shall first give written notice of the facts and circumstances providing the basis for Cause to Executive, and allow Executive 30 days from the date of such notice to remedy, cure or rectify, if possible, the situation giving rise to the Company’s allegations of Cause (the “Cure Period”); provided, however, that Executive shall have only one such opportunity to cure, regardless of the grounds on which Cause is asserted, during the Employment Period. During the Cure Period, the Executive may not be entitled to payment of any compensation, in the Company’s sole discretion; provided, however, that if Executive’s compensation is withheld and Executive successfully remedies, cures, or rectifies the situation giving rise to the Company’s notice of Cause during the Cure Period, resulting in the Company’s withdrawal of its written notice of Cause, Executive shall be compensated for the Cure Period.
           b.      Termination by Death or Disability of Executive. In the event of Executive’s death during the Employment Period, all obligations of the parties hereunder shall terminate immediately, and the Company shall pay Executive’s legal representatives any and all of the compensation and benefits accrued and/or earned but unpaid as of the date of termination set forth in Paragraph 3(a) and (c) and Paragraph 4 and, upon submission of approved expense reports, all properly incurred business expenses not yet reimbursed by the Company. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s “Disability.” Upon any termination for Disability, the Company shall pay Executive any and all of the compensation and benefits accrued and/or earned but unpaid as of the date of termination set forth in Paragraph 3(a) and (c) and Paragraph 4. Termination of Executive’s employment based on “Disability” shall mean termination because Executive is unable to perform the essential functions of his position due to a disability for a continuous period of ninety (90) days or for a total of one hundred twenty (124) days in any twelve-month period. Upon termination by reason of either Death or Disability, any and all remaining Stock Options that have not vested shall accelerate and vest immediately as of the date of termination.
           c.      Termination by Executive.
                i.      General. Executive may terminate his employment with the Company, with or without Good Reason, at any time during the Employment Period by giving twelve (12) weeks written notice to the Company. Any such termination shall become effective on the date specified in such notice; provided, that, the termination of Executive’s employment may become effective immediately upon the payment by the Company of any Base Salary and accrued but unpaid Bonus, payable to Executive during the twelve (12) -week notice period, and such payment shall be offset against any payment due to Executive pursuant to Section 5(c)(ii) in the event of a termination for Good Reason.
                ii.      Payment Due on Termination by Executive. If Executive terminates this Agreement, the Company shall pay him any and all compensation and benefits accrued and/or earned but unpaid as of the date of termination set forth in Paragraph 3(a) and (c) and Paragraph 4, and, upon submission of approved expense reports, all properly incurred business expenses not yet reimbursed by the Company. In addition, if such termination is for Good Reason, the Company shall pay Executive an amount equal to the total Remuneration set forth in Paragraph 3 that is otherwise due for the balance of the Employment Period, but in no event for greater than or less than eighteen (18) months as of the date of the termination plus COBRA continuation coverage costs for the eighteen (18) month period following the date of termination, less legally required withholdings and deductions, payable, at the Executive’s election, in a lump sum within fifteen (15) business days after the date of termination or in installments for a eighteen (18) month period on the Company’s regular payroll schedule. The payment of the foregoing shall be contingent upon Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates, in the standard form used by the Company for its senior executives.
           iii.      Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean: (A) except as otherwise agreed to by Executive, any reduction in Executive’s Base Salary; provided that Executive specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such reduction; (B) any material breach by the Company of this Agreement, provided that Executive specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such material breach; (C) Executive’s duties or responsibilities for the Company or its successors are materially reduced or there is any change in Executive’s title or any material change in the types of positions reporting to Executive or the type of position to whom Executive reports (if Executive reports directly to the Board, the Board shall be deemed a position for purposes of this provision), provided that Executive specifically terminates his employment for Good Reason hereunder within 120 days following his receipt of actual notice of such reduction or change; (D) any transfer of Executive’s primary place of employment, without Executive’s consent, of more than 50 miles from the Company’s offices located in Washington, D.C., provided that Executive specifically terminates his employment for Good Reason hereunder within 120 days following such transfer; or (E) a “Change of Control,” as defined in Paragraph

III (f), provided that Executive specifically terminates his employment for Good Reason hereunder within 120 days of the Change of Control.
                iv.      In any case, if Executive desires to terminate his employment for Good Reason in accordance herewith, he shall first give written notice of the facts and circumstances providing the basis for Good Reason to the Board, and allow the Company 30 days from the date of such notice to remedy, cure or rectify, if possible, the situation giving rise to Good Reason. The Company’s failure to fully and successfully remedy the situation within 30 days of the date of such notice entitles Executive to any and all payments due him, as set forth in Paragraph V.c.ii. above.
           d.      Return of Property. Promptly upon termination of Executive’s employment with the Company, Executive or his personal representative shall return to the Company (i) all Protected Information, (ii) all other records, documents, materials, data or property delivered to or compiled by Executive that pertain to the Company’s business, whether in electronic, paper or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain, or cause to be retained, any copies of the foregoing. Executive agrees that all of the foregoing shall be and remain the property of the Company and be subject at all times to the Company’s discretion and control.
VI.      RESTRICTIVE COVENANTS
           a.      Non-Competition. Executive covenants and agrees that, during the Employment Period and for the Non-Competition Term (as defined in Section 6(e)) thereafter (the “Restricted Period”), except if Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, Executive shall not engage, directly, indirectly or in concert with any other person or entity, in any business that competes directly with the business of the Company as of the date of such termination of employment. The geographic scope of the foregoing non-competition restriction shall be the United States and Canada (the “Territory”), including any competitive business outside of the Territory to the extent that such business performs or attempts to perform competitive activities within the Territory.
           b.      Non-Solicitation of Employees and Customers. Executive further covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, (1) solicit, recruit, hire, engage or employ or identify or target for purposes of attempting to solicit, recruit, hire, engage or employ any individual who shall have been an employee of the Company at any time during the one (1)-year period prior to the date Executive’s employment with the Company ceases, whether for or on behalf of Executive or for any entity in which Executive shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise, or (ii) solicit or induce or attempt to solicit or induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation and the Company (including, without limitation, making any negative statements or communications about the Company).

           c.      Reasonableness. Executive acknowledges that the restrictions contained in Section 6(a) and (b) are reasonable and permit Executive to continue his chosen career in the same geographic area without any interruption while protecting the Company’s legitimate business interests in its client, prospective client, and employee relationships. Executive agrees that the these limitations are reasonable given the highly competitive nature of the Company’s business and are required for the Company’s protection based upon numerous factors including the knowledge, Protected Information (as defined in Section 7 below) and relationships to which Executive will have access during his employment with the Company. Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during the Restricted Period would severely injure the Company and cause irreparable harm.
           d.      Investment Exception. Nothing in this Agreement shall be deemed to prohibit Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company, provided that such investments (i) are passive investments and constitute one percent (1%) or less of the outstanding equity securities of such an entity whose equity securities are traded on a national securities exchange or other public market, or (ii) are approved in advance by the Board.
           e.      Definitions:
                i.      “Non-Competition Term” means the following period of time after the termination of the Executive’s employment with the Company: (A) if the Executive terminates his employment without Good Reason, one (1) year after the Date of Termination; (B) if Executive’s employment is terminated by the Company for Cause, one (1) year after the Date of Termination; (C) if Executive terminates his employment for Good Reason, eighteen (18) months after the Date of Termination; (D) if the Company terminates Executive’s employment without Cause, eighteen (18) months after the Date of Termination; and (E) if Executive’s employment is terminated as a result of Disability, one (1) year after the Date of Termination.
                ii.      “Date of Termination” means the date that the Executive’s employment with the Company terminates.
VII.     TREATMENT OF INFORMATION
           a.      General. Executive acknowledges that, in and as a result of Executive’s employment by the Company, Executive shall or may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s trade secrets, systems, programs, procedures, manuals, confidential reports and communications, the agreements with or terms of any relationship or agreement with any distributor, customer or strategic partner, and lists and/or electronic mail addresses of customers and prospective customers. Executive further acknowledges that any information and materials received by the Company from third parties in confidence (or subject to nondisclosure or similar covenants) shall be deemed to be and shall be Protected Information within the meaning of this Section 7. Executive covenants and agrees that Executive shall not, except with the prior written consent of the Company, or except if Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, at any time during or following the Employment Period, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information which has been obtained by or disclosed to Executive as a result of Executive’s employment with the Company, including any of the information referred to in Section 7(b). Disclosure of any such information of the Company shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) Executive shall first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.
           b.      Definition of Protected Information. For purposes of this Agreement, the term “Protected Information” shall mean all of the information referred to in Section 7(a) hereof and all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Executive receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Executive’s employment with the Company or in the course of Executive’s employment with the Company or through the use of any of the Company’s facilities or resources:
                i.      application, operating system, data base, communication and other computer software, whether now or hereafter existing, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;
                ii.      source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals;
                iii.      production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Company’s business and activities and the manner in which the Company does business;
                iv.      discoveries, concepts and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know-how,” designs, drawings and specifications;
                v.      any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and
                vi.      all ideas which are derived from or relate to Executive’s access to or knowledge of any of the above enumerated materials and information. Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this Agreement. For purposes of this Agreement, the term. Protected Information shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which the Company is a party or a beneficiary or (iii) any duty owed to the Company by Executive or any third party; provided, however, that Executive hereby acknowledges and agrees that, except as otherwise provided in Section 7(a) hereof, if Executive shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information, Executive shall bear the burden of proving that any such information shall have become publicly available without any such breach.
           c.      Burden of Proof. In any dispute between the Company and Executive regarding Protected Information, Executive shall bear the burden of proving that information is not Protected Information.
           d.      Additional Agreement. Executive shall simultaneously with the execution and delivery of this Agreement execute and deliver to the Company the Company’s standard form Employee Non-Disclosure and Proprietary Information Agreement, the terms of which shall be in addition to and not in any way be in derogation, limitation or restriction of the provisions of this Section 7.
VIII.     DISCOVERIES AND WORKS
All discoveries and works made or conceived by the Executive during his employment by the Company, jointly or with others, that relate to the Company’s activities shall be owned by the Company. The term “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and work of authorship. The Executive shall: (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company to evidence or better assure title to such discoveries and works in the Company; (b) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works; and (c) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title thereto. Executive shall simultaneously with the execution and delivery of this Agreement execute and deliver to the Company the Company’s standard form Employee Invention Agreement, the terms of which shall be in addition to and not in any way be in derogation, limitation or restriction of the provisions of this Section 7.
IX.      REMEDIES
Executive acknowledges and agrees that any breach of his obligations under Sections 6, 7 or 8 of this Agreement will cause the Company irreparable injury for which the Company has no adequate remedy at law. Accordingly, in the event Executive breaches or threatens to breach any of his obligations set forth in such sections, the Company shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain him from violating those obligations or to compel him to perform those obligations, in addition to any other rights the Company may have against Executive. Executive agrees that the Company may obtain such injunctive or equitable relief without posting a bond.
X.      REPRESENTATIONS AND WARRANTIES OF EXECUTIVE

           a.      Authority to Enter into Agreement. Executive hereby represents and warrants that he has full right and authority to enter into this Agreement and to perform his obligations hereunder.
           b.      Prior Obligations. Company has reviewed Executive’s prior employment agreement and acknowledges the presence of terms and conditions set forth therein as to non-competition by Executive. Neither the Company nor the Executive are of the belief that the execution and delivery of this Agreement by Executive and the performance of Executive’s obligations hereunder will conflict with or breach the non-competition provisions of such agreement.
           c.      No Conflict of Interest. Executive warrants that he is not, to the best of his knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with his loyalty to or duties for the Company.
           d.      No Third Party Materials or Documents. Executive further warrants that he has not brought and will not bring to the Company or use in the performance of his responsibilities at the Company any materials or documents of a third party, including without limitation a former employer, that are not generally available to the public.
           e.      Other Obligations. Executive also understands that, as part of his employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has to third parties, including without limitation former employers, and Executive agrees to honor all such obligations during the Employment Period. Executive has disclosed to the Company any prior confidentiality, non-competition or assignment of invention agreements that he has entered into with previous employers or others, which by their terms impose obligations on Executive as of the date hereof.
XI.      MISCELLANEOUS
           a.      Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficient if delivered personally, mailed by certified or registered mail, return receipt requested, or sent via facsimile or electronic mail if receipt is acknowledged. Notice shall be deemed to have been given when personally delivered, two (2) business days after having been mailed by certified or registered mail, return receipt requested, or one (1) business day after acknowledgment of receipt of notice via facsimile or electronic mail transmission, as follows:
If to the Company:
Global Secure Corp.
2600 Virginia Avenue
Suite 600
Washington, D.C. 20037
Attention: General Counsel
Facsimile: (202) 333-0082
e-mail: egaller@globalsecurecorp.com

If to Executive:
to the address first written above.
e-mail: cbandes@aol.com and cbandes@globalsecurecorp.com
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.
           b.      Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not constitute a waiver of any subsequent breach.
           c.      Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
           d.      Governing Law. This Agreement shall be governed by the laws of the District of Columbia, without regard to its conflict of laws provisions. Executive hereby irrevocably consents to, and waives any objection to the exercise of, personal jurisdiction by the state and federal courts located in the District of Columbia with respect to any action or proceeding arising out of this Agreement.
           e.      Assignment. This Agreement is not assignable by either party without the written consent of the other; provided, however, that the provisions of this Agreement shall be assignable to and shall inure to the benefit of and be binding upon any successor of the Company, whether by merger, consolidation, or transfer of all or substantially all of its assets or otherwise.
           f.      Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
           g.      Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original agreement, but both of which shall constitute only one agreement.
           h.      Complete Agreement; Amendment. This Agreement supersedes any and all prior discussions and understandings, whether written or oral, and represents the complete agreement between the parties. In the event of a conflict or inconsistency between the terms of this Agreement and the Company’s policies regarding employees, the terms of this Agreement shall supersede the conflicting or inconsistent Company policies; otherwise Executive’s employment shall be subject to the policies of the Company as revised form time to time. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party to enforce any other provision or to exercise any right or remedy in the event of any other default. This Agreement may not be amended, modified or supplemented except by a written document signed by both parties.

                i.      Arbitration. All disputes arising under or in connection with this Agreement shall be submitted exclusively to binding arbitration in Washington, D.C. under the National Rules for Resolution of Employment Disputes issued by the American Arbitration Association (“AAA”)then in effect, and the decision of the arbitrator shall be final and binding upon the parties. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction. The parties hereby consent to personal jurisdiction of any state or federal court sitting in Washington, D.C. in order to enforce any arbitration judgment and waive any objection that such a forum is inconvenient. The parties hereby consent to service of process in any such action by U.S. mail or other commercially reasonably means of receipted delivery.
[signatures on following page]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.
Global Secure Corp.
By:      /s/ Eric S. Galler
Name: Eric S. Galler
Title:   Senior Vice President and General Counsel
Executive
By:      /s/ Craig R. Bandes
Name: Craig R. Bandes